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                                  EXHIBIT 99.4

TEXT OF PRESS RELEASE RELATING TO THE SECOND AMENDMENT.

BOWMAR AND EDI ANNOUNCE AMENDMENT TO MERGER AGREEMENT.

PHONEIX and WESTBOROUGH, Mass.-- (BUSINESS WIRE)--August 25, 1998-- Bowmar Instrument Corporation (Bowmar)(AMEX:BOM) and Electronic Designs, Inc.
(EDI)(Nasdaq:EDIX) announced today that they have entered into an amendment to the Agreement and Plan of Merger originally executed on May 3, 1998, to provide that upon consummation of the Merger each share of common stock of Electronic Designs will be converted into 1.275 shares of common stock of Bowmar (the "Exchange Ratio").

The Exchange Ratio had originally been fixed at 1.375. Discussions between the parties concerning the Exchange Ratio followed EDI's recent announcement of third quarter results. In connection with the amendment, the parties also agreed to change the accounting treatment of the Merger from pooling accounting to purchase accounting. The parties expect to file an amended registration statement with the Securities and Exchange Commission shortly and anticipate that the Merger will close in late September or early October, subject to approval by the stockholders of both companies.

Bowmar, which is headquartered in Phoenix, Ariz., designs manufactures and sells state-of-the-art microelectronic, semiconductor memory, and electromedchanical products for a variety of commercial, industrial and military markets, particularly for telecommunications, data communications equipment and aerospace. The company's manufacturing facilities are located in Fort Wayne, Ind. and Phoenix, Ariz.

EDI designs, manufactures and markets semiconductor memory and flat panel display products for OEMs in the global commercial, industrial and military markets, particularly telecommunications, data communications and avionics.